EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-143068, 333-28695, 333-42485, 333-36734, 333-65312, 333-65314, 333-65316, 333-120156, 333-137004, 333-137808, 333-139672, 333-151284, 333-149562, 333-150104, 333-157260, 333-159410 and 333-164922 on Form S-8 and Registration Statements No. 333-152783, 333-153701 and 333-159411 on Form S-3 of our report dated February 25, 2010 (November 17, 2010 as to Notes 1, 12 and 15) relating to the financial statements of L-1 Identity Solutions, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment for discontinued operations and a change in the composition of reportable segments) appearing in this current report on Form 8-K.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
November 17, 2010